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As filed with the Securities and Exchange Commission on December 20, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Gammon Lake Resources Inc.
(Exact name of Registrant as specified in its charter)

Quebec, Canada (Province or Other Jurisdiction of Incorporation or Organization)	1041 (Primary Standard Industrial Classification Code)	None (I.R.S. Employer Identification No.)

202 Brownlow Avenue
Cambridge 2, Suite 306,
Dartmouth, Nova Scotia B3B 1T5
Canada
(902) 468-0614
(Address and telephone number of Registrant's principal executive offices)

Martin Pomerance
Dorsey & Whitney LLP
250 Park Avenue
New York, NY 10177
(212) 415-9200
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Gil I. Cornblum, Esq. Dorsey & Whitney LLP BCE Place 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370	Dennis H. Peterson, Esq. Peterson & Company 120 Adelaide Street West Suite 2500 Toronto, Ontario M5H 1T2 Canada (416) 777-6772	John S.M. Turner, Esq. Fasken Martineau DuMoulin LLP 66 Wellington Street West Suite 4200,TD Bank Tower Toronto, Ontario M5K 1N6 Canada (416) 865-4380

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Quebec, Canada
(Principal jurisdiction regulating this offering)

        It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below).
	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Class A Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares, no par value	15,715,000 shares	$5.66	$88,946,900	$10,469.05

(1)
Calculated in accordance with Rule 457(o) and based upon the U.S. dollar equivalent of the agreed maximum offering price designated in a foreign currency using the noon buying rate in New York on December 16, 2004, as certified by the New York Federal Reserve, of 1.2363 Canadian dollars for each 1.00 U.S. dollar.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

I-1

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY SHORT FORM PROSPECTUS

New Issue	December 17, 2004

GAMMON LAKE RESOURCES INC.

Cdn. $110,005,000

15,715,000 Common Shares

Issuable Upon the Exercise of 15,715,000 Special Warrants

Gammon Lake Resources Inc. ("Gammon Lake" or the "Corporation") is hereby qualifying for distribution in the Provinces of Alberta, Ontario, Québec and Nova Scotia (the "Filing Provinces") and the United States, 15,715,000 common shares in the capital of the Corporation (each a "Common Share") issuable by the Corporation to the holders of 15,715,000 previously issued special warrants of the Corporation (the "Special Warrants") upon the exercise or deemed exercise by such holders of their Special Warrants. Each Special Warrant may be exercised to acquire, without payment of additional consideration, one Common Share for each Special Warrant held, subject to adjustment in certain circumstances. An aggregate of 15,715,000 Special Warrants were issued by the Corporation on December 16, 2004 at a price of Cdn. $7.00 per Special Warrant for aggregate gross proceeds of Cdn. $110,005,000 pursuant to the terms and conditions of the Special Warrant Certificates. The Special Warrants were sold on a private placement basis pursuant to an agency agreement (the "Agency Agreement") dated as of December 16, 2004 among the Corporation, BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and First Associates Investment Inc. (the "Agents"). The price of the Special Warrants was determined by negotiation between Gammon Lake and the Agents.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Gammon Lake Resources Inc. is incorporated under the laws of Quebec, that some or all of its officers and directors are residents of Canada, that some or all of the agents or experts named in the registration statement may be residents of Canada and that all or a substantial portion of the assets of Gammon Lake Resources Inc. and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price	Agents' Fee(1)(2)	Net Proceeds to the Corporation(3)
Per Special Warrant	Cdn. $7.00	Cdn. $0.35	Cdn. $6.65
Total	Cdn. $110,005,000	Cdn. $5,500,250	Cdn. $104,504,750
(1)
The Agents received a 5% commission on the sale of the Special Warrants. No additional fee will be payable to the Agents in connection with the issuance of the Common Shares upon the exercise of the Special Warrants.

(2)
The Corporation granted to the Agents, as additional compensation in connection with the offering of Special Warrants, 314,300 non-assignable broker's options (the "Broker's Options") entitling the Agents to acquire from the Corporation, for no additional consideration, 314,300 compensation warrants (the "Compensation Warrants"). The Broker's Options will be exercised by the Corporation on behalf of the Agents without any action on the part of the Agents upon the earlier of: (i) April 17, 2005; and (ii) the sixth business day after a receipt for the Final Prospectus of Gammon Lake qualifying the distribution of the Compensation Warrants to be issued upon exercise or deemed exercise of the Broker's Options is issued by the last of the securities commissions or similar regulatory authorities in each of the Filing Provinces (the "Broker's Options Time of Expiry"). Each Compensation Warrant entitles the Agents to purchase one Common Share at any time commencing on the date of issuance of the Compensation Warrants and continuing up to 5:00 p.m. (Toronto time) on December 16, 2006 (the "Compensation Warrants Time of Expiry") on payment of Cdn. $7.00 per Common Share (the "Compensation Warrant Exercise Price"). The Common Shares issuable on the exercise of the Compensation Warrants represent 2% of the Common Shares issuable on exercise or deemed exercise of the Special Warrants. The distribution of the Compensation Warrants upon exercise of the Broker's Options are also being qualified by this Prospectus. See "Plan of Distribution".

(3)
Before deducting expenses associated with the completion of the issue and sale of the Special Warrants and the preparation of this short form prospectus, estimated to be Cdn. $400,000 (excluding the Agents' fees), which will be paid by Gammon Lake out of its working capital.

The Special Warrants may be exercised at any time and from time to time prior to 5:00 p.m. (Toronto time) (the "Time of Expiry") on the date (the "Expiry Date") which is the earlier of: (i) April 17, 2005; and (ii) the sixth business day after a receipt for a final prospectus (the "Final Prospectus") of Gammon Lake qualifying the distribution of the Common Shares to be issued upon exercise or deemed exercise of the Special Warrants is issued by the last of the securities commissions or similar regulatory authorities in the Filing Provinces and the Corporation's registration statement on Form F-10 registering the Common Shares is declared effective by the U.S. Securities and Exchange Commission (the "Special Warrant Qualification Date"). Any Special Warrants not exercised by title holders thereof immediately prior to the Time of Expiry on the Expiry Date will be deemed to have been exercised and surrendered immediately prior thereto without any further action on the part of such holders. In the event that the Special Warrant Qualification Date does not occur on or before January 30, 2005, each holder of Special Warrants shall thereafter become entitled to acquire 1.05 Common Shares (instead of one Common Share) in respect of each Special Warrant exercised. See "Plan of Distribution".

An investment in the Common Shares is highly speculative and involves a high degree of risk. See "Risk Factors". There is no market through which the Special Warrants may be sold and none is expected to develop. The Common Shares are listed and posted for trading on the Toronto Stock Exchange ("TSX") under the symbol "GAM", and on the American Stock Exchange ("AMEX") under the trading symbol "GRS". On December 16, 2004, the closing price of the Common Shares on the TSX was Cdn. $6.58 per share. On December 16, 2004, the closing price of the Common Shares on the AMEX was US$5.35 per share. The TSX has conditionally approved the listing of the Common Shares issuable upon the exercise or deemed exercise of the Special Warrants. Listing on the TSX is subject to fulfillment by the Corporation of the usual listing requirements of the TSX. The Corporation has applied to list the Common Shares on the AMEX. Listing will be subject to the Corporation fulfilling all of the listing requirements of the AMEX.

Definitive certificates evidencing the Common Shares issuable upon exercise of the Special Warrants will be available for delivery upon the exercise or deemed exercise of the Special Warrants.

Certain legal matters relating to the distribution of the Special Warrants and the issuance of the Common Shares upon the exercise thereof are being passed upon by Peterson & Company, Toronto, Ontario, and Dorsey & Whitney LLP, Toronto, Ontario, on behalf of the Company, and by Fasken Martineau DuMoulin LLP, Toronto, Ontario, and White & Case LLP, New York, New York, on behalf of the Agents.

        Unless otherwise indicated, all references to dollar amounts in this short form prospectus are to Canadian dollars.

FORWARD-LOOKING STATEMENTS

        This short form prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. This short form prospectus contains forward-looking statements concerning the business, operations and financial performance and condition of Gammon Lake. Such forward-looking statements include, but are not limited to, statements with respect to the future price of gold; the estimation of mineral reserves and resources; estimates of the time and amount of future gold production for specific operations; estimated future production costs, capital expenditures, exploration expenditures and other expenses for specific operations; permitting time lines; currency fluctuations; requirements for additional capital; government regulation of mining operations; environmental risks; reclamation costs and statements as to the projected development of certain ore deposits, including estimates of capital costs and expected production commencement dates. Often, but not always, forward looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. These forward-looking statements are based on current expectations and are naturally subject to risks, uncertainties and changes in circumstances beyond management's control that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to: speculative nature of gold exploration; risks and logistical difficulties involved in foreign operations; government regulations; market fluctuation; mining risks and availability of insurance for such risks; environmental regulations and associate costs and limitations on business activities; additional funding requirements; conflicts of interests; loss of key personnel; lack of active trading market; currency fluctuations; defective title to mineral claims or property; and, competition as well as those factors discussed in the section entitled "Risk Factors" in this short form prospectus and in the documents incorporated by reference herein. Although the Corporation has attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Many of these factors are beyond the Corporation's control. Actual results may differ materially from those expressed here. You should not place undue reliance on such forward-

looking statements. The Corporation is under no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed with the securities commission or similar authority in the Provinces of Alberta, Ontario, Québec and Nova Scotia are specifically incorporated by reference in this short form prospectus:

  (a)
  annual information form of the Corporation dated October 8, 2004 (the "Annual Information Form") for the year ended July 31, 2004;

  (b)
  the Corporation's audited comparative financial statements for the financial year ended July 31, 2004, together with accompanying report of the auditors;

  (c)
  management's discussion and analysis of financial condition and results of operations for the Corporation for the financial year ended July 31, 2004;

  (d)
  the Corporation's unaudited interim comparative financial statements for the three month period ended October 31, 2004;

  (e)
  management's discussion and analysis of financial condition and results of operations for the Corporation for the three month period ended October 31, 2004;

  (f)
  management information circular of the Corporation dated September 22, 2004 relating to the October 27, 2004 annual and special meeting of shareholders of the Corporation (excluding those portions thereof which, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein);

  (g)
  material change report dated September 7, 2004 relating to the results of a new property-wide resource study at the Ocampo Project;

  (h)
  material change report dated November 11, 2004 relating to the completion of a bankable feasibility study for Phase One of the Ocampo Project;

  (i)
  material change report dated November 23, 2004 relating to a proposed $110,005,000 private placement equity financing;

  (j)
  material change report dated November 24, 2004 relating to the full subscription for the above-mentioned $110,005,000 private placement equity financing; and

  (k)
  material change report dated December 16, 2004 relating to the closing of the above-mentioned $110,005,000 private placement equity financing.

        Any documents of the types referred to in the preceding paragraphs (a) through (k) (excluding confidential material change reports) filed by Gammon Lake with the securities commissions or similar authorities in Canada after the date of this short form prospectus and prior to the termination of this distribution shall be deemed to be incorporated by reference into this short form prospectus.

        Gammon Lake has filed with the United States Securities and Exchange Commission (the "SEC"), under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), a registration statement on Form F-10 relating to the Common Shares of which this short form prospectus is a part. This short form prospectus does not contain all of the information set forth in such registration statement. For further information about Gammon Lake and the Common Shares reference is made to the registration statement and to the exhibits filed with it. Statements contained in this short form prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement or incorporated by reference therein. Each such statement is qualified in its entirety by such reference.

        Any such statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of the Corporation at 202 Brownlow Avenue, Suite 306, Cambridge 2, Dartmouth, Nova Scotia, B3B 1T5, telephone (902) 468-0614.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES

        This prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. This prospectus, including the documents incorporated by reference herein, uses the terms "Measured", "Indicated" and "Inferred" Resources. U.S. investors are advised that while such terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into reserves. U.S. investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

THE CORPORATION

        Gammon Lake Resources Inc. was incorporated under Part 1A of the Companies Act (Quebec) on February 25, 1986, under the name "Golden Rock Exploration Inc.". By articles of amendment dated April 7, 1998, the Corporation changed its name to its current form of name, "Gammon Lake Resources Inc.", and consolidated its common shares on a 15:1 basis. The Corporation's registered office is located at 1, Place Ville-Marie, Suite 3900, Montreal, Quebec, H3B 4M7 and its head office is located at 202 Brownlow Avenue, Cambridge 2, Suite 306, Dartmouth, Nova Scotia, B3B 1T5.

        The Corporation's material subsidiaries, their jurisdiction of incorporation and the percentage of votes attaching to the voting securities beneficially owned, or over which control or direction is exercised, by the Corporation are described below:

Name of Subsidiary(1)	Percentage of Securities Owned	Jurisdiction of Incorporation or Organization	Nature of Business

Gammon Lake Resources (Barbados) Inc. ("Gammon Lake Barbados")	100% (direct)	Barbados	Holding corporation for Gammon Lake Mexico

Gammon Lake de Mexico S.A. de C.V. ("Gammon Lake Mexico")	100% (indirect)	Mexico	Operating corporation for the Ocampo Project located in Mexico

Notes:

(1)
Gammon Lake Resources Inc. and all of the subsidiaries are sometimes collectively referred to herein as the "Corporation" or "Gammon Lake".

BUSINESS OF THE CORPORATION

        The Corporation is a mineral exploration and development company, which is currently engaged in the exploration for and development of gold and silver deposits in the State of Chihuahua, Mexico. The Corporation's mineral interests in the State of Chihuahua, Mexico are comprised of a total of 44 mining titles encompassing approximately 3,500 hectares located in the Municipality of Ocampo (collectively referred to herein as the "Ocampo Project"). During the past three years the Corporation has focused on the exploration and development of the Ocampo Project.

        In addition, the Corporation owns approximately 25% of the issued and outstanding common shares of Mexgold Resources Inc. (TSXV: MGR) which owns the El Cubo Gold-Silver Mine and the Guadalupe y Calvo gold/silver exploration property, all of which are located in Mexico.

RECENT DEVELOPMENTS

        In November 2004, Kappes, Cassiday & Associates completed a technical report for the Corporation entitled, "Ocampo, Chihuahua Underground & Surface Mines Mill and Heap Leach Bankable Feasibility Study prepared for Gammon Lake Resources Inc." (the "KCA Technical Report"). The KCA Technical Report recommends a first phase of mining having defined reserves for the first 7 years of mine life with a pre-production capital cost of US $104 million, a payback of 20 months and a pre-tax internal rate of return of 65%. Proven and probable mineral reserves have been calculated in the Open-Pit Area amounting to 1.43-million ounces gold-equivalent (consisting of 902,000 oz. gold and 32.4-million oz. silver), with a further 824,000 ounces of gold-equivalent reserves (consisting of 443,000 oz. gold and 23.4-million oz. silver) contained in the Northeast Underground Area based on data from drilling completed up until June 10, 2004. Site preparation for mill and heap-leach construction for both the open pit and underground mining operation will begin in January 2005. Mine production is expected to commence in the first quarter of 2006 at a rate of 11,400 tonnes per day from the Open-Pit Area and 1,500 tonnes per day from the Northeast Underground Area. Mine production is expected to average 270,000 ounces gold-equivalent (190,724 oz. gold and 7,528,001 oz. silver) per year over the seven year project life at an average cash cost of US $149.28 per gold-equivalent ounce. Production output from the first year of mining is expected to exceed 300,000 ounces gold-equivalent.

        Funding in addition to the net proceeds from the issue and sale of the Special Warrants will be required to complete the first phase of development recommended by the KCA Technical Report. Gammon Lake is investigating the availability of project debt financing. See "Risk Factors — Capital Investment".

USE OF PROCEEDS

        The estimated net proceeds to the Corporation from the issue and sale of the Special Warrants are $104,104,750 after deducting the Agents' fees of $5,500,250 and expenses associated with the completion of the issue and sale of the Special Warrants and the preparation of this short form prospectus estimated to be $400,000. The Corporation will use the net proceeds from the issue and sale of the Special Warrants for general corporate purposes, including development work on the Ocampo Project. On December 16, 2004, the proceeds from the issue and sale of the Special Warrants were paid to, and were available for immediate use by, the Corporation. The Corporation will not receive any additional consideration from the issuance of the Common Shares upon the exercise or deemed exercise of the Special Warrants.

PLAN OF DISTRIBUTION

        On December 16, 2004, Gammon Lake issued and sold on a private placement basis an aggregate of 15,715,000 Special Warrants at a price of $7.00 per Special Warrant for aggregate gross proceeds of $110,005,000 pursuant to the Agency Agreement dated as of December 16, 2004 among Gammon Lake, BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and First Associates Investments Inc. The proceeds from the Special Warrants were paid to, and available for immediate use by, the Corporation on December 16, 2004. The price of the Special Warrants was determined by negotiation between Gammon Lake and the Agents.

        The Agents received a 5% commission on the sale of the Special Warrants, equal to $5,500,250, which commission was paid to the Agents on December 16, 2004 in accordance with the terms of the Agency Agreement. No additional fee will be paid to the Agents in connection with the issuance of the Common Shares upon the exercise or deemed exercise of the Special Warrants. All expenses of the issue and sale of the Special Warrants and the preparation of this short form prospectus, estimated at $400,000 (excluding the Agents' fees), will be paid by Gammon Lake out of its working capital.

        The Special Warrants were created and issued pursuant to the terms and conditions as provided for in the certificates evidencing the Special Warrants. Each Special Warrant may be exercised to acquire, without payment of additional consideration, one Common Share for each Special Warrant held, subject to adjustment in certain circumstances as set forth in the certificates evidencing the Special Warrants. The Special Warrants may be exercised at any time and from time to time prior to 5:00 p.m. (Toronto time) on the date which is the earlier of: (i) April 17, 2005; and (ii) the sixth business day after a receipt for the Final Prospectus of Gammon Lake qualifying the distribution of the Common Shares to be issued upon exercise or deemed exercise of the Special Warrants is issued by the last of the securities commissions or similar regulatory authorities in each of the Filing

Provinces and the Corporation's registration statement on Form F-10 registering the Common Shares is declared effective by the U.S. Securities and Exchange Commission. Any Special Warrants not exercised by the holders thereof immediately prior to the Time of Expiry on the Expiry Date will be deemed to have been exercised and surrendered immediately prior thereto without any further action on the part of such holders. In the event that the Special Warrant Qualification Date does not occur on or before January 30, 2005, each holder of Special Warrants shall thereafter become entitled to acquire 1.05 Common Shares (instead of one Common Share) in respect of each Special Warrant exercised.

        The Corporation granted to the Agents, as additional compensation in connection with the offering of Special Warrants, 314,300 non-assignable broker's options (the "Broker's Options") entitling the Agents to acquire from the Corporation, for no additional consideration, 314,300 compensation warrants (the "Compensation Warrants"). The Broker's Options will be exercised by the Corporation on behalf of the Agents without any action on the part of the Agents upon the earlier of: (i) April 17, 2005; and (ii) the sixth business day after a receipt for the Final Prospectus of Gammon Lake qualifying the distribution of the Compensation Warrants to be issued upon exchange of the Broker's Options is issued by the last of the securities commissions or similar regulatory authorities in each of the Filing Provinces (the "Broker's Option Time of Expiry"). Each Compensation Warrant entitles the Agents to purchase one Common Share at any time commencing on the date of issuance of the Compensation Warrants and continuing up to 5:00 p.m. (Toronto time) on December 16, 2006 (the "Compensation Warrants Time of Expiry") on payment of $7.00 per Common Share (the "Compensation Warrant Exercise Price"). The Common Shares issuable on exercise of the Compensation Warrants represent 2% of the Common Shares issuable on exercise of the Special Warrants. The distribution of the Compensation Warrants upon exercise of the Broker's Options are also being qualified by this Prospectus.

        Pursuant to the Agency Agreement, the Corporation has agreed with the Agents that, during the period commencing on December 16, 2004 and ending on April 17, 2005, neither the Corporation nor any of its directors or officers will, directly or indirectly, offer to sell, grant any option for the sale of, or otherwise dispose of or transfer, or announce any intention to do so, in a public offering or by way of private placement, any Common Shares or any securities convertible into Common Shares of the Corporation without the prior written consent of the BMO Nesbitt Burns Inc. as lead Agent, which consent shall not be unreasonably withheld, with the exception of: (i) any shares issued or options granted under the Corporation's employee share option plan as presently constituted; and (ii) any shares issued in respect of options or warrants outstanding at the date hereof.

        Gammon Lake has agreed to use commercially reasonable efforts to obtain receipts for this short form prospectus under the laws of the Filing Provinces and to file a registration statement on Form F-10 in the United States, of which this short form prospectus is a part. This short form prospectus is being filed with the securities commissions or similar regulatory authorities in the Filing Provinces to qualify the distribution of the Common Shares to be issued upon the exercise or deemed exercise of the Special Warrants. The TSX has conditionally approved the listing of the Common Shares issuable upon the exercise or deemed exercise of the Special Warrants. Listing on the TSX is subject to fulfillment by the Corporation of the usual listing requirements of the TSX. The Corporation has applied to list the Common Shares on the AMEX. Listing will be subject to the Corporation fulfilling all of the listing requirements of the AMEX.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

        The Corporation's authorized capital consists of an unlimited number of common shares without nominal or par value, an unlimited number of Class A preferred shares and an unlimited number of Class B preferred shares. A total of 56,676,716 common shares are issued and outstanding as at December 16, 2004. There are no Class A or Class B preferred shares currently outstanding.

Common Shares

        Each common share ranks equally with all other common shares with respect to dissolution, liquidation or winding-up of the Corporation and payment of dividends. The holders of common shares are entitled to one vote for each share of record on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the board of directors of the Corporation out of funds legally available therefor and to receive pro rata the remaining property of the Corporation on dissolution. The holders of common shares have no pre-emptive or conversion rights. The rights attaching to the common shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

Special Warrants

        On December 16, 2004, the Corporation distributed 15,715,000 Special Warrants, exercisable for 15,715,000 Common Shares. See "Plan of Distribution".

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Peterson & Company, Canadian counsel to the Corporation, and Fasken Martineau DuMoulin LLP, Canadian counsel to the Agents, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to the holding and disposition of Common Shares by a holder who acquires Common Shares in this offering and who either (i) at all relevant times for purposes of the Tax Act, is resident in Canada, deals at arm's length with and is not affiliated with the Corporation, the Agents or a subsequent purchaser of the Common Shares and acquires and holds the Common Shares as capital property (a "Resident Holder"), or (ii) at all relevant times for purposes of the Tax Act, is not resident or deemed to be resident in Canada, deals at arm's length with and is not affiliated with the Corporation, the Agents or a subsequent purchaser of the Common Shares, acquires and holds the Common Shares as capital property and does not use or hold the Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada and who, for purposes of the Canada-United States Income Tax Convention (the "Treaty"), is a resident of the United States, has never been a resident of Canada, and has not held or used (and does not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada (a "U.S. Holder"). Generally, Common Shares will be considered to be capital property to a holder thereof provided that the holder does not use the Common Shares in the course of carrying on a business and such holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Resident Holders may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have their Common Shares, and every "Canadian security" (as defined in the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent years deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances. This summary assumes that the Common Shares will at all relevant times be listed on a prescribed stock exchange for purposes of the Tax Act which currently includes the TSX and AMEX.

        This summary does not deal with special situations, such as particular circumstances of traders or dealers in securities, limited liability companies, tax-exempt entities, insurers, financial institutions (including those to which the mark-to-market provisions of the Tax Act apply), nor is it applicable to any holder of Common Shares, an interest in which is a "tax shelter investment" for the purposes of the Tax Act or to U.S. Holders who are non-resident insurers carrying on an insurance business in Canada and elsewhere.

        This summary is based on the current provisions of the Tax Act and the regulations thereunder in force at the date hereof, all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), the current provisions of the Treaty, and the administrative practices of the Canada Revenue Agency ("CRA") publicly released prior to the date hereof. While this summary assumes that the Tax Proposals will be enacted as currently proposed, no assurance can be given in this respect.

        This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for any Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the Treaty or administrative practices of the CRA. This summary does not take into account provincial, territorial, U.S. or other foreign income tax considerations, which may differ significantly from those discussed herein. Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation. This summary is not intended as legal or tax advice to any particular holder of Common Shares and should not be so construed. The tax consequences to any particular holder of Common Shares will vary according to that holder's particular circumstances. Each holder should consult the holder's own tax advisor with respect to the income tax consequences applicable to the holder's own particular circumstances.

  Taxation of Resident Holders

  Exercise of Special Warrant

        A Resident Holder will not realize any gain or loss upon the exercise of a Special Warrant. The initial cost to a Resident Holder of a Common Share acquired upon exercise of a Special Warrant will be equal to the adjusted cost base of such Special Warrant immediately prior to the exercise plus any associated costs of acquisition. The adjusted cost base of each Common Share owned by a Resident Holder at any particular time will be the average cost base of all Common Shares owned by the Resident Holder at that time including Common Shares acquired upon exercise of Special Warrants.

  Dividends

        In the case of a Resident Holder who is an individual, any dividends received or deemed to be received on the Common Shares will be required to be included in computing the Resident Holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from taxable Canadian corporations. Dividends received by an individual may give rise to alternative minimum tax under the Tax Act.

        Dividends received or deemed to be received by a Resident Holder that is a corporation will be included in income and normally will be deductible in computing such corporation's taxable income. A Resident Holder that is a "private corporation" or a "subject corporation", as such terms are defined in the Tax Act, may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the Resident Holder's taxable income.

  Dispositions

        A disposition, or a deemed disposition, of a Common Share by a Resident Holder will generally give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the Resident Holder. For this purpose, the adjusted cost base to a Resident Holder of a Common Share at any particular time will be determined by averaging the cost of that Common Share with the adjusted cost base of all Common Shares of the company held as capital property at that time by the Resident Holder.

        One-half of any capital gain realized by a Resident Holder must be included in computing the Resident Holder's income as a taxable capital gain. One-half of any capital loss realized by a Resident Holder may generally be deducted against taxable capital gains realized in that year, in the three preceding taxation years or in any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard. The amount of any capital loss realized by certain Resident Holders may be reduced in certain circumstances by the amount of any dividends, including deemed dividends, which have been received by such holders on the Common Shares to the extent and in the manner provided for in the Tax Act. A Resident Holder that is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains. Capital gains realized by a Resident Holder that is an individual may give rise to a liability for alternative minimum tax.

  Eligibility for Investment

        If listed on a prescribed stock exchange, the Common Shares offered hereby, will, at the date of issue, be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, subject to the specific provisions of any particular plan. Based upon information provided by the Corporation, the Common Shares offered hereby will not, at the date of issue, constitute "foreign property" for the purposes of Part XI of the Tax Act.

  Taxation of U.S. Holders

  Exercise of Special Warrant

        A Non-Resident Holder will not realize any gain or loss upon the exercise of a Special Warrant. The initial cost to a Non-Resident Holder of a Common Share acquired upon exercise of a Special Warrant will be equal to the adjusted cost base of such Special Warrant immediately prior to the exercise plus any associated costs of acquisition. The adjusted cost base of each Common Share owned by a Non-Resident Holder at any particular time will be the average cost base of all Common Shares owned by the Non-Resident Holder at that time including Common Shares acquired upon exercise of Special Warrants.

  Dividends

        Dividends paid or credited or deemed to be paid or credited to a U.S. Holder by the Corporation are subject to Canadian withholding tax. Under the Treaty, the rate of withholding tax on dividends paid or credited to a U.S. Holder is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of the company's voting shares).

  Dispositions

        A U.S. Holder will generally not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Common Share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Share constitutes "taxable Canadian property" that is not "treaty-protected property" to the U.S. Holder thereof for purposes of the Tax Act.

        A Common Share will be taxable Canadian property to a U.S. Holder if, at any time during the 60 month period ending at the time of disposition, the U.S. Holder or persons with whom the U.S. Holder did not deal at arm's length (or the U.S. Holder together with such persons) owned 25% or more of the company's issued shares of any class or series. In the case of a U.S. Holder to whom Common Shares represent taxable Canadian property, such shares will be considered treaty-protected property by reason of the Treaty (and no Canadian income tax will be payable under the Tax Act on any capital gain realized on a disposition of such shares in the open market) unless the value of such shares is derived principally from real property situated in Canada.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

        In the opinion of Dorsey & Whitney LLP, U.S. legal counsel to the Company, the following is a summary of the material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares received upon the exercise of the Special Warrants.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the exercise of the Special Warrants or the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the exercise of the Special Warrants or the acquisition, ownership, and disposition of Common Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares.

        The legal opinion provided by Dorsey & Whitney LLP and this summary are based on the truth and accuracy of certain factual representations made by the Company regarding the Company's shareholders, business, income, and assets. If one or more of such factual representations made by the Company proves to be untrue or inaccurate, the positions taken in the legal opinion to be provided by Dorsey & Whitney LLP and this summary may not apply, and the actual U.S. federal income tax consequences to U.S. Holders of the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares may be materially different than the U.S. federal income tax consequences described in this summary.

        No ruling from the U.S. Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences to U.S. Holders of the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares. Neither this summary nor the legal opinion provided by Dorsey & Whitney LLP are binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary or such legal opinion.

Scope of this Disclosure

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (final, temporary and proposed), U.S. court decisions, published rulings and administrative positions of the IRS interpreting the Code, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), that are applicable and, in each case, as in effect and available, as of the date of this Preliminary Short Form Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the U.S. federal income tax consequences described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Special Warrants and Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

        For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of Special Warrants and Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences to Non-U.S. Holders of the exercise of the Special Warrants or the acquisition, ownership, and disposition of Common Shares. Accordingly, a Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax consequences of the exercise of the Special Warrants or the acquisition, ownership, and disposition of Common Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a "functional currency" other than the U.S. dollar; (d) U.S. Holders that are liable for the alternative minimum tax under the Code; (e) U.S. Holders that own Special Warrants or Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Special Warrants or Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Special Warrants or Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (h) U.S. Holders that acquired Common Shares other than through the exercise of the Special Warrants; and (i) U.S. Holders that own, directly or indirectly, 10% or more, by voting power or value, of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares.

        If an entity that is classified as partnership (or "pass-through" entity) for U.S. federal income tax purposes holds Special Warrants or Common Shares, the U.S. federal income tax consequences to such partnership (or "pass-through" entity) and the partners of such partnership (or owners of such "pass-through" entity) generally will depend on the activities of the partnership (or "pass-through" entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of "pass-through" entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

        This summary does not address the U.S. state and local, U.S. estate and gift, or foreign tax consequences to U.S. Holders of the exercise of the Special Warrants or the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local and foreign tax consequences of the exercise of the Special Warrants and the acquisition, ownership, and disposition of Common Shares. (See "Taxation — Certain Canadian Federal Income Tax Considerations" above).

U.S. Federal Income Tax Consequences of the Exercise of the Special Warrants

        This discussion assumes that a U.S. Holder of Special Warrants will be treated, as of the date on which the Special Warrants were acquired, as holding the underlying Common Shares for which the Special Warrants are exercisable. Accordingly, the exercise of the Special Warrants and the accompanying receipt of the Common Shares should be treated as a non-taxable event for U.S. federal income tax purposes. The tax basis of a U.S. Holder in the Common Shares received upon the exercise of the Special Warrants should be equal to the U.S. Holder's tax basis in such Special Warrants, and a U.S. Holder's holding period with respect to the Common Share received upon the exercise of the Special Warrants should include the U.S. Holder's holding period in such Special Warrants. A U.S. Holder's initial tax basis in the Special Warrants will be equal to the U.S. dollar value of the Canadian dollar denominated purchase price of the Special Warrants determined on the date of purchase. The conversion by a U.S. Holder of U.S. dollars to Canadian dollars and the immediate use of that currency to purchase Special Warrants generally will not result in taxable gain or loss for a U.S. Holder.

        U.S. Holders should be aware that there can be no assurances that the IRS or a U.S. court will not take a contrary view of the U.S. federal income tax consequences of the acquisition and exercise of the Special

Warrants. For example, the IRS could attempt to treat the Special Warrants as forward contracts rather than as Common Shares. In such case, a U.S. Holder's holding period for Common Shares would not begin until the Special Warrants were exercised and the Common Shares were received. In addition, in such case, a U.S. Holder's initial tax basis in the Common Shares would be equal to such U.S. Holder's adjusted tax basis in the Special Warrants so exercised. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences of the acquisition and exercise of the Special Warrants.

        This summary does not address the U.S. federal income tax consequences of any adjustment to the number of Common Shares for which each Special Warrant may be exercised (including, without limitation, the adjustment to make each Special Warrant convertible into 1.05 Common Shares in the event that the Special Warrant Qualification Date does not occur on or before a specified date). Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences of the adjustment to the number of Common Shares for which each Special Warrant may be exercised.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares Received Upon the Exercise of the Special Warrants

Distributions on Common Shares

  General Taxation of Distributions

        Subject to the discussion below under "Additional Rules that May Apply to U.S. Holders," a U.S. Holder that receives a distribution (including a constructive distribution, but excluding certain pro-rata distributions of stock described in Section 305 of the Code) with respect to the Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company, as determined under U.S. federal income tax rules. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares and, (b) thereafter, as gain from the sale or exchange of such Common Shares. (See more detailed discussion at "Disposition of Common Shares" below).

  Reduced Tax Rates for Certain Dividends

        For taxable years beginning before January 1, 2009, a dividend paid by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Company is a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date" (i.e., the first date that a purchaser of such Common Shares will not be entitled to receive such dividend).

        The Company generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if (a) the Company is incorporated in a possession of the U.S., (b) the Company is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) the Common Shares are readily tradable on an established securities market in the U.S. However, even if the Company satisfies one or more of such requirements, the Company will not be treated as a QFC if the Company is a "foreign personal holding company," a "foreign investment company," or a "passive foreign investment company" (each as defined below) for the taxable year during which the Company pays a dividend or for the preceding taxable year.

        As discussed below, the Company believes that it may be a "passive foreign investment company" in the current taxable year and in future taxable years (See more detailed discussion at "Additional Rules that May Apply to U.S. Holders — Passive Foreign Investment Company" below). Accordingly, the Company may not be a QFC. If the Company is not a QFC, a dividend paid by the Company to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

  Distributions Paid in Foreign Currency

        The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt.

  Dividends Received Deduction

        Dividends paid on the Common Shares generally will not be eligible for the "dividends received deduction" generally available to U.S. corporate shareholders receiving dividends from U.S. corporations. The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this discussion, and a U.S. Holder that is a corporation should consult its own financial advisor, legal counsel, or accountant regarding the dividends received deduction.

Disposition of Common Shares

        Subject to the discussion below under "Additional Rules that May Apply to U.S. Holders," a U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Common Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year.

        A U.S. Holder's tax basis in the Common Shares will be determined in the manner set forth above under "U.S. Federal Income Tax Consequences of the Exercise of the Special Warrants." With respect to the sale or other taxable disposition of the Common Shares, the amount realized by a U.S. Holder generally will be the U.S. dollar value of the payment received determined on (a) the date of receipt of payment in the case of a cash basis U.S. Holder and (b) the date of disposition in the case of an accrual basis U.S. Holder. If the Common Shares are treated as traded on an "established securities market," a cash basis U.S. Holder, or, if it elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.

        Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to U.S.$3,000 of ordinary income. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

Foreign Tax Credit

        A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income (including "passive income," "high withholding tax interest," "financial services income," "shipping income," and certain other categories of income). Dividends paid by the Company generally will constitute "foreign source" income and generally will be classified as "passive income" or, in the case of certain U.S. Holders, "financial services income." U.S. Holders should note, however, that recently enacted legislation eliminates the "financial services income" category for taxable years beginning after December 31, 2006. Under the recently enacted legislation, the foreign tax credit limitation categories are limited to "passive category income" and "general category income." The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

        Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. social security or other taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations or other exempt recipients generally are excluded from these information reporting and backup withholding tax rules. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Additional Rules that May Apply to U.S. Holders

        If the Company is a "passive foreign investment company" (as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.

Passive Foreign Investment Company

        The Company generally will be a "passive foreign investment company" under Section 1297 of the Code (a "PFIC") if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        For purposes of the PFIC income test and assets test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

        Based on currently available projections of the income and assets of the Company, the Company believes that it may be a PFIC for its current taxable year, and, in addition, may be a PFIC in subsequent taxable years. Whether the Company will be a PFIC in the current taxable year and in subsequent taxable years will depend on the actual income and assets of the Company in such taxable years and on the interpretation of certain complex provisions of the Code and Treasury Regulations. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status.

  Default PFIC Rules Under Section 1291 of the Code

        If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether such U.S. Holder makes an election to treat the Company as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election")

or a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any excess distribution paid on the Common Shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder's holding period for the Common Shares, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, and any excess distribution paid on the Common Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder's holding period for the Common Shares will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder's holding period for the Common Shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

        If the Company is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold on the last day of the last taxable year for which the Company was a PFIC.

  QEF Election

        A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

        A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents "earnings and profits" of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

        The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" if such QEF Election is made for the first year in the U.S. Holder's holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year.

However, if the Company was a PFIC in a prior year, then in addition to filing the QEF Election documents, a U.S. Holder must elect to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the Common Shares were sold on the qualification date. The "qualification date" is the first day of the first taxable year in which the Company was a QEF with respect to such U.S. Holder. The election to recognize such gain or "earnings and profits" can only be made if such U.S. Holder's holding period for the Common Shares includes the qualification date. By electing to recognize such gain or "earnings and profits," such U.S. Holder will be deemed to have made a timely QEF Election. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

        A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the Company qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder's direct and indirect interest in the Common Shares. Accordingly, if such U.S. Holder reacquires an interest in the Company, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the Company is a PFIC.

        Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF Election. U.S. Holders should be aware that there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election.

  Mark-to-Market Election

        A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be "marketable stock" if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.

        A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder's holding period for the Common Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

        A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. Holder's tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder's adjusted tax basis in the Common Shares over (ii) the fair market value of such Common Shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

        A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such

Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

        A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Common Shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a Mark-to-Market Election.

  Other PFIC Rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.

        Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares. In addition, a U.S. Holder who acquires Common Shares from a decedent will not receive a "step-up" in the tax basis of such Common Shares to fair market value.

        The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

CONSOLIDATED CAPITAL

        The following table sets forth the consolidated capitalization of Gammon Lake as at July 31, 2004, and as at October 31, 2004, both before and after giving effect to the issue of the Common Shares upon exercise of the Special Warrants. This table should be read in conjunction with the audited and unaudited consolidated financial statements and related notes thereto incorporated by reference in this short form prospectus.

	Authorized	Outstanding at July 31, 2004 (Cdn. $)	Outstanding at October 31, 2004 before exercise of the Special Warrants (Cdn. $)	Outstanding at October 31, 2004 after exercise of the Special Warrants (Cdn. $)
		(audited)	(unaudited)	(unaudited)
Long term debt, including current portion(1)		$9,304,400	$8,544,900	$8,544,900
Shareholders' equity:
Preferred Shares	Unlimited	—	—	—
Common Shares	Unlimited	98,642,382	98,642,382	202,747,132	(2)(3)
(Number of Common Shares)		(56,676,715)	(56,676,715)	(72,391,715)
Deficit		(13,594,765)	(25,496,363)	(25,496,363)
Contributed surplus		3,971,022	16,467,622	16,467,622

Total shareholders' equity		89,018,639	89,613,641	193,718,391

Total capitalization		$98,323,039	$98,158,541	$202,263,291

(1)
See note 7 to the Corporation's annual financial statements for the year ended July 31, 2004 for a description of the Corporation's loan obligations.

(2)
Assumes the issue of 15,715,000 Common Shares for net proceeds of $104,104,750 after deducting the Agents' fees of $5,500,250 and expenses associated with the completion of the issue and sale of the Special Warrants and the preparation of this short form prospectus estimated to be $400,000.

(3)
Excludes: (i) 314,300 Common Shares issuable upon exercise of the Compensation Warrants; (ii) 9,912,300 Common Shares reserved for issuance upon the exercise of options granted under the Corporation's stock option plan with exercise prices between $0.50 to $7.94; (iii) 277,344 Common Shares reserved for issuance upon the exercise of a previously granted compensation warrant which entitles the holder to acquire the Common Shares for $3.48 per share until August 15, 2006; and (iv) 170,732 Common Shares reserved for issuance upon the exercise of a previously granted compensation warrant which entitles the holder to acquire the Common Shares for $6.15 per share until November 21, 2006.

RISK FACTORS

        An investment in the securities of the Corporation is highly speculative and involves a high degree of risk. Before making an investment decision, each investor should carefully consider all of the information in this short form prospectus including all documents incorporated by reference. These risks include the risks described below:

No History of Profitability

        The Corporation is a development stage Company with no history of profitability. There can be no assurance that the operations of the Corporation will be profitable in the future. The Corporation has limited financial resources and will require additional financing to further explore, develop, acquire and retain its property interests and if financing is unavailable for any reason, the Corporation may become unable to acquire and retain its mineral concessions and carry out its business plan.

Exploration and Development Stage Corporation

        The Corporation is engaged in the business of exploration and development of the Ocampo Project. Its profitability depends entirely upon the successful development and operation of this project. The Corporation is currently incurring losses and expects to continue to incur losses until production begins at the Ocampo Project. There can be no assurance that the Corporation will achieve production at the Ocampo Project or that it will ever be profitable even if production is achieved. The failure to successfully develop the Ocampo Project would have a material adverse effect on the Corporation's financial condition, results of operations and cash flows. Even if production is achieved, an interruption in operations that prevents the Corporation from extracting ore from the Ocampo Project for any reason would have a material adverse impact on the Corporation's business.

        The resources and reserves for the Ocampo Project presented in this prospectus are estimates, and there can be no assurance that the Corporation will recover the indicated levels of minerals. Mineral resources which are not categorized as mineral reserves do not have demonstrated economic viability. Estimates of resources and reserves are imprecise and depend on geological analysis based partly on statistical inferences drawn from drilling and sample analysis, which may prove unreliable, and assumptions about operating costs and mineral prices. Valid estimates may change significantly when new information becomes available. The estimates for the Ocampo Project are based on, assumptions set out in the KCA Technical Report. These assumptions may not be accurate and increases in production costs, fluctuations in the market price of gold or silver or changes in grade estimates may result in changes to the resource or reserve estimates.

        Because production has not begun at the Ocampo Project, there is additional risk that the Corporation may need to reduce or adjust the reserves and the extent of mineralization (including grade estimates) for the Ocampo Project based upon actual production experience. A material reduction in the estimates of resources or reserves, or in the Corporation's ability to extract them could require material write downs in investment in the Ocampo Project and increase amortization, reclamation and closure costs.

        The timing of development of the Ocampo Project depends on many factors, some of which are beyond our control, including the: (i) timely issuance of permits and licenses; (ii) procurement of additional financing beyond this offering; (iii) completion of basic engineering; and (iv) construction of the project. Adverse political and environmental developments in Mexico could also delay or preclude the issuance of permits or the expropriation of land necessary to develop the Ocampo Project. In addition, factors such as fluctuations in the market price of gold and silver and in foreign exchange or interest rates, as well as international political unrest, could adversely affect our ability to obtain adequate financing to fund the development of the project.

Foreign Operations

        All of the Corporation's property interests are located in the State of Chihuahua, Mexico, and are subject to that jurisdiction's laws and regulations. The Corporation believes the present attitude of Mexico and the State of Chihuahua to foreign investment and mining to be favourable but investors should assess the political risks of investing in a foreign country. Any variation from the current regulatory, economic and political climate could have an adverse effect on the affairs of the Corporation.

Government Regulations

        The Corporation's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards. In order for the Corporation to carry out its development and mining activities, the Corporation's exploration licences must be kept current. There is no guarantee that the Corporation's exploration licences will be extended or that new exploration licences will be granted. In addition, such exploration licences could be changed and there can be no assurances that any application to renew any existing licences will be approved. The Corporation is required to obtain various permits in connection with the operation and development of the Ocampo Project. In addition to requiring permits for the development of the mine, the Corporation will need to obtain additional permits or renew existing permits during the life of the project. Obtaining and renewing the necessary permits is a complex and time-consuming process. There can be no assurance that all permits will be granted or that the Corporation will be able to fulfill all the requirements imposed by those permits. The failure to obtain the necessary permits or meet their requirements could delay development, increase costs or, in some cases, require the Corporation to discontinue operating the mine.

Market Fluctuation and Commercial Quantities

        The market for minerals is influenced by many factors beyond the control of the Corporation such as changing production costs, the supply and demand for minerals, the rate of inflation, the inventory of mineral producing corporations, the international economic and political environment, changes in international investment patterns, global or regional consumption patterns, costs of substitutes, currency availability and exchange rates, interest rates, speculative activities in connection with minerals, and increased production due to improved mining and production methods. The metals industry in general is intensely competitive and there is no assurance that, even if commercial quantities and qualities of metals are discovered, a market will exist for the profitable sale of such metals. Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond the Corporation's control including particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure and the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, as well as environmental protection. It is impossible to assess with certainty the impact of various factors which may affect commercial viability so that any adverse combination of such factors may result in the Corporation not receiving an adequate return on invested capital.

Mining Risks and Insurance

        The Corporation is subject to risks normally encountered in the mining industry, such as unusual or unexpected geological formations, metallurgicial or other processing problems, industrial accidents, cave-ins or flooding. The Corporation may become subject to liability for pollution, damage to life or property and other hazards of mineral exploration against which it or the operator if its exploration programs cannot insure or against which it or such operator may elect not to insure because of high premium costs or other reasons. Payment of such liabilities would reduce funds available for acquisition of mineral prospects or exploration and development and would have a material adverse affect on the financial position of the Corporation.

Environmental Protection

        The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety which may adversely affect the Corporation or require it to expend significant funds.

Capital Investment

        The ability of the Corporation to continue exploration and development of its property interests will be dependent upon its ability to raise significant additional financing. Funding in addition to the net proceeds from the issue and sale of the Special Warrants will be required to complete the first phase of development recommended by the KCA Technical Report. Gammon Lake is investigating the availability of project debt financing. There is no assurance that adequate financing will be available to the Corporation or that the terms of such financing will be favourable. In addition, if the actual costs to develop the Ocampo Project are higher than expected, the Corporation may not have sufficient funds to pay for those costs. Should the Corporation not be able to obtain additional financing as needed, its properties may be lost entirely. A summary of the

Corporation's financial commitments under the Corporation's option and joint venture agreements is provided in the following table.

Agreement	Consideration	Terms

Minera Fuerte Joint Venture Agreement	U.S. $211,526	Upon sale of Ocampo Project to a third party.
	8% Net Profit Interest up to a maximum of U.S. $2,000,000	U.S. $2,000,000 less any net profit royalty payments made is due and payable upon sale of the property
	U.S. $250,000	Upon establishment of a mining reserve of 2.0 million ounces of gold and gold-equivalent ounces

Soyopa Joint Venture Agreement	U.S. $3,500,000	On or before November 23, 2006.
	U.S. $3,500,000	On or before November 23, 2007.
	U.S. $1,000,000	Upon sale of Ocampo Project to a third party.

Conflicts of Interest

        Certain of the directors and officers of the Corporation also serve as directors of Mexgold Resources Inc. and other companies involved in natural resource exploration and development and consequently, the possibility of conflict exists. Any decisions made by such directors involving the Corporation will be made in accordance with the duties and obligations of directors to deal fairly and in good faith with the Corporation and such other companies. In addition, such directors declare, and refrain from voting on any matters in which such directors may have a conflict of interest.

Dependence on Key Personnel

        The success of the Corporation is heavily dependent on its key personnel and on its ability to motivate, retain and attract highly skilled persons. The competition for qualified personnel is strong. The Corporation considers Messrs. Fred George and Bradley H. Langille to be key employees and maintains life insurance in the amount of $1,000,000 on the lives of each of these officers. In order to attract and retain its key personnel, the Corporation has sought to provide its personnel with challenging work and a variety of opportunities for advancement through growth and expansion of the Corporation's business, and through equity participation. Any failure to retain or attract key personnel may delay or otherwise adversely impact the development of the Ocampo Project.

Lack of Active Market

        There can be no assurance that an active or liquid market for the common shares of the Corporation will continue. Such a failure may have a material adverse impact on the market price of the common shares and the ability of a purchaser to dispose of his shares in a timely manner or at all.

Currency

        The Corporation carries on its exploration activity outside of Canada. Accordingly, it is subject to the risks associated with the fluctuation of the rate of exchange of the Canadian dollar and foreign currencies, in particular the Mexican peso, the currency of Mexico, and the United States dollar. Such fluctuations may materially affect the Corporation's financial position and results.

Dividends

        To date, the Corporation has paid no dividends on its Common Shares and does not intend to pay dividends on its Common Shares in the foreseeable future. See "Item 4: Dividends" in the Annual Information Form.

Competition

        The international mining industry is subject to government controls and regulations which may vary from time to time. The industry is highly competitive in all phases. The Corporation competes with numerous other companies and individuals in the search for and the acquisition of attractive mineral properties. The Corporation's ability to acquire properties and potential reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration. The Corporation will also be required to compete in the future directly with other companies that may have greater resources. Accordingly, the Corporation may not be able to acquire attractive properties.

Risk of Dilution

        Persons acquiring Common Shares upon exercise of the Special Warrants will suffer immediate dilution, based upon the difference between the effective price paid for each Common Share on the exercise of a Special Warrant, and the net tangible book value attributable to each Common Share. The effective price paid for each Common Share issued upon exercise of the Special Warrants exceeds the net tangible book value attributable to each Common Share as at October 31, 2004, after giving effect to the issue of such Common Shares by $4.32, representing a dilution factor of 61.7 percent.

        In addition, the Corporation's Articles of Incorporation, provide that the authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Class A and Class B preferred shares. Under applicable Canadian law, shareholder approval is not generally required for a company to issue shares of either class of capital stock. Moreover, the Corporation has various commitments that could require the issuance of a substantial number of additional Common Shares and may be required to raise additional financing through future issuances of Common Shares. Among these commitments are outstanding Common Share stock options which, if exercised will result in the issuance of a substantial number of additional Common Shares.

LEGAL MATTERS

        Certain legal matters relating to the Special Warrants and to the Common Shares qualified by this short form prospectus are being passed upon on behalf of the Company by Peterson & Company, Toronto, Ontario and Dorsey & Whitney LLP, Toronto, Ontario, and on behalf of the Agents by Fasken Martineau DuMoulin LLP, Toronto, Ontario and White & Case LLP, New York, New York. As of December 15, 2004, the partners and associates of each of Peterson & Company, Dorsey & Whitney LLP, Fasken Martineau DuMoulin LLP and White & Case LLP beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares of Gammon Lake.

AUDITORS, REGISTRAR AND TRANSFER AGENT

        The Corporation's auditors are Grant Thornton LLP, Suite 1100, Cogswell Tower, 2000 Barrington Street, Halifax, Nova Scotia, B3J 3K1.

        The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada, at its principal offices in Montreal, Quebec.

PURCHASERS' STATUTORY RIGHTS

        Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

CONTRACTUAL RIGHT OF ACTION FOR RESCISSION

        In the event that a holder of a Special Warrant, who acquires a Common Share upon the exercise of the Special Warrant as provided for in this short form prospectus, is or becomes entitled under applicable legislation to the remedy of rescission by reason of this short form prospectus or any amendment thereto containing a misrepresentation, the holder shall be entitled to rescission not only of the holder's exercise of the Special Warrant but also of the private placement transaction pursuant to which the Special Warrant was initially acquired and shall be entitled, in connection with such rescission, to a full refund of all consideration paid to the Corporation on the acquisition of the Special Warrant. In the event the holder is a permitted assignee of the interest of the original Special Warrant subscriber, that permitted assignee shall be entitled to exercise the right of rescission and refund described herein as if the permitted assignee were the original purchaser. The foregoing is in addition to any other right or remedy available to a holder of a Special Warrant under Section 130 of the Securities Act (Ontario) and similar sections of other applicable securities legislation or otherwise at law.

AVAILABLE INFORMATION

        Gammon Lake files reports and other information with the Canadian provincial securities commissions. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

        Gammon Lake is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith Gammon Lake files reports and other information with the SEC. Under the Multijurisdictional Disclosure System adopted by the United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Gammon Lake is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, Gammon Lake is not required to publish financial statements as frequently or as promptly as United States corporations. Reports and other information filed by Gammon Lake may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities or visit the SEC's website at www.sec.gov. Such reports and other information concerning Gammon Lake may also be inspected at the offices of the America Stock Exchange, 86 Trinity Place, New York, N.Y. 10006.

        Gammon Lake has filed with the SEC, under the U.S. Securities Act, a registration statement on Form F-10 relating to the Common Shares of which this short form prospectus is a part. This short form prospectus does not contain all of the information set forth in such registration statement. The registration statement filed with the SEC concerning the offering, including exhibits thereto, and Gammon Lake's reports and other information filed under the Exchange Act are available to the public free of charge at the SEC's website at www.sec.gov.

EXPERTS

        The financial statements of Gammon Lake as of July 31, 2004, included in this short form prospectus and the related financial statement schedules included elsewhere, or incorporated by reference in the registration statement on Form F-10 have been audited by Grant Thornton LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement on Form F-10, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The mineral reserve estimates of Gammon Lake as at July 31, 2004 included herein and included in the material change report of Gammon Lake dated November 11, 2004, which is incorporated herein by reference, have been so incorporated and included in this short form prospectus and included in the registration statement on Form F-10 of which this short form prospectus forms a part, in reliance on the technical report dated November 29, 2004 prepared by Kappes, Cassiday & Associates entitled, "Ocampo, Chihuahua Underground & Surface Mines Mill and Heap Leach Bankable Feasibility Study prepared for Gammon Lake Resources Inc.", given on their authority as experts in mining, engineering and geology.

        As of December 15, 2004, the partners and associates of Kappes, Cassiday & Associates as a group, beneficially own, directly or indirectly, less than 1% of the outstanding Common Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

        Gammon Lake is a Quebec, Canada corporation with its executive office in Halifax, Nova Scotia. Some of Gammon Lake's directors and certain experts named in this short form prospectus are residents of Canada and substantially all of the assets of Gammon Lake and of such persons are located outside of the United States. Consequently, it may be difficult for security holders to effect service of process within the United States upon the Gammon Lake directors or to realize in the United States upon judgments against such persons granted by courts in the United States predicted upon the civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against Gammon Lake or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        The laws of Quebec and the Registrant's Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

        Sections 123.87, 123.88 and 123.89 of the Companies Act (Quebec), as amended, provide as follows:

        123.87    [Defense] A company shall assume the defense of its mandatary prosecuted by a third person for an act done in the exercise of his duties and shall pay damages, if any, resulting from that act, unless the mandatary has committed a grievous offence or a personal offence separable from the exercise of his duties.

        [Criminal Proceedings] However, in a penal or criminal proceeding the company shall assume only the payment of the expenses of its mandatary if he had reasonable grounds to believe that his conduct was in conformity with the law, or the payment of the expenses of its mandatary if he has been freed or acquitted.

        123.88    [Expenses] A company shall assume the expenses of its mandatary if, having prosecuted him for an act done in the exercise of his duties, it loses its case and the court so decides.

        [Expenses] If the company wins its case only in part, the court may determine the amount of the expenses it shall assume.

        123.89    [Obligations] A company shall assume the obligations contemplated in sections 123.87 and 123.88 in respect of any person who acted at its request as director for a legal person of which it is a shareholder or creditor.

        The Bylaws of the Registrant provide that, subject to the limitations contained in the QCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

  (a)
  he acted honestly and in good faith with a view to the best interests of the Registrant; and

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  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

        The exhibits to this Registration Statement are listed in the exhibit index which appears elsewhere herein.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dartmouth, Nova Scotia, Canada, on December 17, 2004.

GAMMON LAKE RESOURCES INC.
By:	/s/ BRADLEY H. LANGILLE Bradley H. Langille Chief Executive Officer and Director

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred George and Colin P. Sutherland, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ BRADLEY H. LANGILLE Bradley H. Langille	Chief Executive Officer and Director (principal executive officer)	December 17, 2004
/s/ COLIN P. SUTHERLAND Colin P. Sutherland	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	December 17, 2004
/s/ FRED GEORGE Fred George	President and Chairman of the Board of Directors	December 17, 2004

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Signature	Title	Date
/s/ ALEJANDRO CARAVAO VALLINA Alejandro Caravao Vallina	Director	December 17, 2004
/s/ DALE HENDRICK Dale Hendrick	Director	December 17, 2004
/s/ RUDOLFO NIEBLAS CASTRO Rudolfo Nieblas Castro	Director	December 17, 2004
/s/ IAN SHAW Ian Shaw	Director	December 17, 2004

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AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Gammon Lake Resources Inc. in the United States on December 17, 2004.

/s/ MARTIN POMERANCE Martin Pomerance

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EXHIBIT INDEX

Exhibit	Description
4.1	Annual Information Form of the Registrant dated October 8, 2004 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended July 31, 2004, filed on November 5, 2004)
4.2
Audited comparative financial statements of the Registrant for the year ended July 31, 2004 together with the auditors' report thereon, including a U.S. GAAP reconciliation (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended July 31, 2004, filed on November 5, 2004)
4.3
Management's Discussion and Analysis of Financial Condition and Results of Operations for the financial years ended July 31, 2004 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended July 31, 2004, filed on November 5, 2004)
4.4	Interim Comparative Financial Statements for the three month perid ended October 31, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on December 16, 2004)
4.5
Management's Discussion and Analysis of Financial Condition and Results of Operations for the three month period ended October 31, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on December 16, 2004)
4.6	Management Information Circular dated September 22, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on October 19, 2004)
4.7	Material Change Report dated September 7, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on September 7, 2004)
4.8	Material Change Report dated November 11, 2004 (incorporated by reference to the Registrant's Form 6-K, filed on November 19, 2004)
4.9	Press Release dated November 23, 2004 (incorporated by reference to the Registrant's Form 6-K, filed on November 24, 2004)
4.10	Press Release dated November 23, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on December 13, 2004)
4.11	Press Release dated December 16, 2004 (incorporated by reference to the Registrant's Report on Form 6-K, filed on December 16, 2004)
5.1	Consent of Peterson & Company
5.2	Consent of Fasken Martineau DuMoulin LLP
5.3	Consent of Dorsey & Whitney LLP
5.4	Consent of Grant Thornton LLP, Independent Chartered Accountants
5.5	Consent of Kappes, Cassiday & Associates
5.6	Consent of Minter, Inc.
5.7	Consent of Glenn R. Clark & Associates Limited
5.8	Consent of Pincock, Allen & Holt
6.1	Powers of Attorney (contained in the signature page hereto)

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PART I
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
DOCUMENTS INCORPORATED BY REFERENCE
CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES
THE CORPORATION
BUSINESS OF THE CORPORATION
RECENT DEVELOPMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
CONSOLIDATED CAPITAL
RISK FACTORS
LEGAL MATTERS
AUDITORS, REGISTRAR AND TRANSFER AGENT
PURCHASERS' STATUTORY RIGHTS
CONTRACTUAL RIGHT OF ACTION FOR RESCISSION
AVAILABLE INFORMATION
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES
PART II
PART III